Exhibit 10.28

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of [●], 2021, by and between (i) Waldencast Acquisition Corp., a limited liability company organized under the laws of Jersey (“Waldencast”), (ii) Cedarwalk Skincare Ltd., a limited liability company organized under the laws of the Cayman Islands (“Cedarwalk”), (iii) Waldencast Long-Term Capital LLC, a limited liability company organized under the laws of the Cayman Islands (the “Sponsor”) and (iv) [●],1 a  [●] organized under the laws of [●] (the “Guarantor”) (Waldencast, Cedarwalk, the Sponsor and the Guarantor shall sometimes be herein referred to collectively as the “Parties,” and “Party” shall mean any of them).

RECITALS:

(A)
The Sponsor organized Waldencast as a newly incorporated blank check company, incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

(B)
The Guarantor owns all of the shares of Cedarwalk, and Cedarwalk owns and the Guarantor indirectly owns all of the shares of Obagi Global Holdings Limited, a limited liability company organized under the laws of the Cayman Islands (“Obagi Global”).

(C)
Obagi Global owns all of the shares of Obagi Holdings Company Limited, a limited liability company organized under the laws of the Cayman Islands (“Obagi Holdings”), which in turn owns all of the shares of Obagi Hong Kong Limited, a limited liability company organized under the laws of the Hong Kong Special Administrative Region (“Obagi Hong Kong”).

(D)
Obagi Hong Kong owns all of the shares of Obagi (Shanghai) Cosmeceuticals Co., Ltd. (“Obagi Shanghai”) and Obagi (Xi’an) Pharmaceutical Technology Co., Ltd. (“Obagi Xi’an”), each of which is a limited liability company organized under the laws of the People’s Republic of China.

(E)
Pursuant to the distribution agreements by and between Obagi Holdings and Obagi Global and Obagi Global and Cedarwalk, in each case, dated as of [●], 202[●], Obagi Holdings will distribute to Obagi Global and immediately thereafter, Obagi Global will distribute to Cedarwalk, all of the shares of Obagi Hong Kong and a US$2.5 million promissory note by way of dividend distribution in specie to its sole shareholder Cedarwalk.

(F)
Waldencast entered into a merger agreement with Obagi Global, and Obagi Merger Sub Inc., a wholly owned subsidiary of Waldencast (“Merger Sub”), dated as of November 15, 2021, pursuant to which, among other things and subject to the terms therein, Merger Sub will merge with and into Obagi Global with Obagi Global surviving such merger as a wholly owned subsidiary of Waldencast.  The distributions in specie referred to in recital (E) above are expected to happen before the closing of such merger (the “Merger Closing”).

(G)
Waldencast, Cedarwalk and the Guarantor agree that substantial damage may be suffered by Waldencast in the event the controlling interests of Obagi Hong Kong, Obagi Shanghai or Obagi Xi’an are transferred from the Guarantor or Cedarwalk to third-party buyers.

(H)
The Guarantor is entering into this Agreement for the purposes of (i) guaranteeing the obligations of Cedarwalk and (ii) undertaking to Waldencast that, subject to certain exceptions of Permitted Transfers (as defined herein), it will not, without the prior written consent of Waldencast, Transfer the shares of Cedarwalk to third parties.

(I)
The Parties have determined that it is advisable and in each of their best interests to enter into this Agreement to establish their respective rights and obligations with respect to the shares of Obagi Hong Kong, Obagi Shanghai and Obagi Xi’an.

1 The Guarantor will be CWC Skincare Ltd. or another entity owned / controlled by the Dai Family that is creditworthy and able to support the guarantee based upon a review of evidence (e.g., financial statements) of such entity to demonstrate that it is a creditworthy entity.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Certain Definitions.

1.1	Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Board” means the board of directors of Waldencast.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are generally open in Hong Kong Special Administrative Region and China for normal business.

“Change of Control” shall mean the occurrence of any of the following: (i) the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of securities representing more than 50% of the combined voting power of Waldencast is acquired by any “person” as defined in sections 13(d) and 14(d) of the Exchange Act (other than Waldencast or any of its subsidiaries), (ii) the merger or consolidation of Waldencast with or into another entity where the equity holders of Waldencast, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, securities representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any) in substantially the same proportion as their ownership of Waldencast immediately prior to such merger or consolidation, (iii) the sale or other disposition of all or substantially all of Waldencast’s assets to an entity, other than a sale or disposition by Waldencast of all or substantially all of Waldencast’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by equity holders of Waldencast, immediately prior to the sale or disposition, in substantially the same proportion as their ownership of Waldencast immediately prior to such sale or disposition, or (iv) the first day on which a majority of the members of Waldencast’s Board are not Continuing Directors.

“Companies” shall mean Obagi Hong Kong, Obagi Shanghai and Obagi Xi’an, and “Company” shall mean any of them.

“Company Equity Securities” shall mean (a) any Shares and (b) any other Equity Securities of any of the Companies.

“Continuing Director” shall mean, as of any date of determination, any member of the Board who (i) was a member of such Board on the date of this Agreement or (ii) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Controlled Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Dai Family” means Yumin Dai, Sijue (Steven) Dai, Sicong (Simon) Dai, any of their spouses, lineal descendants or ancestors, and the respective heirs, executors and Controlled Investment Affiliates of each of the foregoing.

“Encumbrances” shall mean a mortgage, charge, pledge, lien, right of first refusal, right of pre-emption, restriction on transfer, encumbrance or security interest or any agreement to create any of the foregoing.

“Equity Securities” shall mean, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such Person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Governmental Authority” shall mean any (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental, statutory or quasi-statutory or regulatory authority of any nature, including any division, department, corporation, authority, agency, commission, instrumentality, official, organization, unit, body or entity, any court or other tribunal, taxing authority, securities exchange, public international organization or other body entitled under applicable Law to exercise executive, legislative, judicial or regulatory power of any nature.

“Law” shall mean any applicable national, regional or local law, foreign or supranational statute, ordinance, rule, code, administrative interpretation or guidance, regulation, judgment, decree, injunction, directive, or other legally binding obligation imposed by or on behalf of any Governmental Authority, including rules governing the listing of securities on any securities exchange.

“Organizational Documents” shall mean, with respect to any Person, the articles of association, articles or certificate of incorporation, by-laws, charter or other similar organizational documents of such Person.

“Permitted Holders” shall mean any one or more members of the Dai Family.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, Governmental Authority or instrumentality or other entity of any kind, its successors and assigns.

“Requisite Time Period” shall mean (i) sixty (60) days if the Transfer of the ROFO Offer Shares described in the ROFO Sale Notice is proposed to involve less than 50% of the Equity Securities of a Subject Company and (ii) one hundred twenty (120) days if the Transfer of the ROFO Offer Shares described in the ROFO Sale Notice is proposed to involve 50% or more of the Equity Securities of a Subject Company.

“Share” shall mean a common share in the issued voting share capital of any Company, including any subdivisions, combinations or splits thereof.

“Subsidiary” shall mean, with respect to any Person, (i) any Person which that Person owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such Person; or (ii) any Person which at any time has its financial statements consolidated with those of that Person or which, under the Law or generally accepted accounting principles of the jurisdiction of incorporation of such Person from time to time, should have its financial statements consolidated with those of that Person.

“Transfer” shall mean to sell, transfer or otherwise dispose of, or grant an option, interest, charge, pledge, security interest or lien in respect of, Equity Securities in a Person, and “Transfers,” “Transferred” and “Transferee” shall have correlative meanings.

“Waldencast Competitor” shall mean (a) any Person who is “engaged” in the beauty or personal care business having aggregate net revenue in its beauty or personal care business for the fiscal year immediately preceding the year of the proposed entry into the relevant transaction in excess of US$300,000,000 if such transaction were entered into within three years of the date hereof or in excess of US$500,000,000 if such transaction were entered into after the third anniversary of the date hereof or (b) any private equity fund having a controlled Affiliate or a majority-owned or controlled portfolio company (i) described in (a) or (ii) “engaged” in the beauty, personal care or wellness business that has a line of business in the dermal aesthetics skincare channel having aggregate net revenue of at least US$75,000,000 in the dermal aesthetics skincare channel for the fiscal year immediately preceding the year of the proposed entry into the relevant transaction.  For the avoidance of doubt, a Person is deemed to be “engaged” in the beauty, personal care of wellness business of Waldencast or any of its subsidiaries if it is directly engaged in such business.

2.	Right of First Offer/Right of First Refusal.

2.1
Proposed ROFO Offer.  In the event Cedarwalk or any of its Subsidiaries or controlled Affiliates (a “Transferring Shareholder”) proposes to Transfer any of the Equity Securities of a Company (a “Subject Company”) held (directly or indirectly) by it in a transaction or a series of transactions, Cedarwalk must first offer to Transfer such Company Equity Securities to Waldencast by serving a written offer notice (the “ROFO Sale Notice”) on it, which notice shall set forth:

2.1.1
the number of the Company Equity Securities (including the identity of the Companies) proposed to be Transferred (the “ROFO Offer Shares”) and the minimum purchase price at which Cedarwalk would agree to Transfer the ROFO Offer Shares (the “Minimum Purchase Price”), provided that no such Transfer of Company Equity Securities to a third party (other than Waldencast) may be for less than the Minimum Purchase Price; and

2.1.2
the audited financial statements of each of the Companies for the three most recent financial years to the extent available and unaudited financial statements for such periods in which audited financial statements are not available.

2.2
ROFO Acceptance Period.  The ROFO Sale Notice will be valid for the Requisite Time Period from the date of receipt by Waldencast of the ROFO Sale Notice (the “ROFO Acceptance Period”).  Waldencast may, during the ROFO Acceptance Period, (i) subject to its delivering to Cedarwalk a confidentiality agreement in form and substance reasonably satisfactory to Cedarwalk, conduct due diligence and raise questions with Cedarwalk relating to the Companies and their respective businesses, and (ii) provide a binding offer to Cedarwalk for the purchase of the ROFO Offer Shares at a purchase price at least equal to the Minimum Purchase Price (the “ROFO Offer”) or decline to provide the ROFO Offer to Cedarwalk.  The ROFO Offer must state that it will remain open for sixty (60) days. Cedarwalk may seek other offers to purchase the ROFO Offer Shares at a price greater than the purchase price set forth in the ROFO Offer provided that, if Cedarwalk seeks such other offers, Cedarwalk shall be bound by the ROFR mechanism contained in Article 2.6 below for the sale of the ROFO Offer Shares. Cedarwalk shall use its reasonable best efforts to assist with the due diligence investigation carried out by Waldencast and provide answers to any questions reasonably raised by Waldencast.  In the event the due diligence investigation is not completed within the ROFO Acceptance Period, Waldencast may, at its option, extend the ROFO Acceptance Period by a period of thirty (30) days. If at any time during the Requisite Time Period Waldencast determines not to submit a ROFO Offer, Waldencast shall promptly notify Cedarwalk of such determination, whereupon Cedarwalk may seek other offers to purchase the ROFO Offer Shares at a price at least equal to the Minimum Purchase Price subject to compliance with any applicable provisions of Article 2.6 below.

2.3
No ROFO Offer.  In the event Waldencast notifies Cedarwalk that it is not providing a binding offer for the purchase of the ROFO Offer Shares or fails to make a binding offer prior to the end of the ROFO Acceptance Period, Cedarwalk may solicit interests from one or more third-party buyers for the ROFO Offer Shares in accordance with Article 2.5 below; provided that Cedarwalk shall be bound by the ROFR mechanism contained in Article 2.6 below for the sale of the ROFO Offer Shares.

2.4
ROFO Offer.  In the event Waldencast elects to submit the ROFO Offer for the purchase of the ROFO Offer Shares prior to the end of the ROFO Acceptance Period, it shall serve a written notice to Cedarwalk, which notice shall set forth:

2.4.1	the number of the Company Equity Securities (including the identity of the Companies) proposed to be purchased by Waldencast or its Permitted Designee; and

2.4.2	the purchase price for such Company Equity Securities proposed to be so purchased which must equal or exceed the Minimum Purchase Price.

2.5
Acceptance or Rejection of the ROFO Offer.  Cedarwalk shall have a period of one hundred twenty (120) days following the receipt of the ROFO Offer to either (i) accept the ROFO Offer or (ii) procure a bona fide binding third party offer for such Company Equity Securities at a price higher than the ROFO Offer.  Any such bona fide binding third party offer (the “Third Party Offer”) shall (a) state the identity and background (including the ultimate controller) of the offeror, (b) be for cash, equity securities, debt, any other form of securities, or a combination thereof (including, without limitation, earn-out provisions), with closing to happen no later than ninety (90) days from the date of such offer (subject to any regulatory approval or filing requirements), (c) state that such offeror is not an Affiliate of Cedarwalk or the Guarantor, (d) represent that the Third Party Offer was obtained through an arms’ length process between such third party and the Guarantor, Cedarwalk or any of their Affiliates (e) equal or exceed the Minimum Purchase Price and (f) state that the offeror has been informed of Waldencast’s right of first refusal provided for in this Agreement.  From time to time, during such one hundred twenty (120) day period, subject to requirements of applicable Law and contractual obligations of Cedarwalk, Cedarwalk shall provide updates to Waldencast as to the status of its efforts to procure a Third Party Offer.

2.6
ROFR Offer.  In the event (i) the Transfer of the ROFO Offer Shares, if consummated, would result in Cedarwalk ceasing to control 50% or more of the Equity Securities of any of the Companies, and (ii) Cedarwalk submits a Third Party Offer at a price higher than the ROFO Offer (which must equal or exceed the Minimum Purchase Price) to Waldencast, Cedarwalk must at the same time of such submission provide to Waldencast an offer for Waldencast to purchase the ROFO Offer Shares for the same consideration and on substantially equal terms as set out in the Third Party Offer (the “ROFR Offer”).  Waldencast shall have a period of forty-five (45) days from the date of receipt of the ROFR Offer to accept the offer contained therein.  In the event Waldencast elects not to submit the ROFO Offer to Cedarwalk, Waldencast shall still be provided with the ROFR Offer and may choose to accept the ROFR Offer in its sole discretion.

2.7
Rejection of the ROFR Offer.  In the event Waldencast elects not to accept the terms of the ROFR Offer and notifies Cedarwalk of such election or fails to accept such terms within such forty-five (45) day-period, Cedarwalk may proceed to Transfer the ROFO Offer Shares to the relevant third party offeror stated in the Third Party Offer; provided that the requirements set forth in Article 2.5 are complied with.  Any Transfer in violation of this Article 2 shall be null and void and shall not be recorded by the corporate secretary of the Companies in the books and records of the Companies, and Cedarwalk shall use its best efforts to unwind any such Transfer.

2.8
Subsequent Transfers.  In the event closing for the sale of the ROFO Offer Shares does not occur as a result of (i) the terms of the Third Party Offer not having been met or (ii) the requirements of Article 3.1 not having been met, Cedarwalk shall be required to follow the requirements of this Article 2 again in subsequent proposals to Transfer the Company Equity Securities.  The terms of this Article 2 shall not apply with respect to a Company after any Transfer of Equity Securities of such Company made in compliance with this Article 2.

2.9
Inapplicability of this Article.  Notwithstanding any provision of this Agreement to the contrary, this Article 2 and Article 3 shall not apply to or in any way restrict any Transfer or series of Transfers of Equity Securities of any of the Companies (i) pursuant to any Encumbrance in favor of any one or more bona fide financial institutions licensed to operate as commercial banks in connection with any loan or credit facility obtained by Cedarwalk or any realization upon any such Encumbrance, provided that in the case of (i), such loan or credit facility or any realization upon any Encumbrance is entered into in the ordinary course of business of the financial institution, the terms of such transaction are made at arms’ length and on normal commercial terms, (ii) by way of gift or other Transfer to any Permitted Holder; provided that in the case of (ii), any such transferee shall agree in writing, as a condition to such Transfer, to be bound by all of the provisions of this Article 2 and 3 to the same extent as if such transferee were Cedarwalk transferring such Equity Securities; (iii) by the will of Steven Dai or the laws of descent and distribution applicable to Steven Dai upon his death; provided that in the case of (iii), such Equity Securities shall thereafter remain subject to the provisions of this Agreement to the same extent they would be if held by Steven Dai; and (iv) any requirement of applicable Law or order of any Governmental Authority (the Transfers referred to in this Article 2.9 being referred to as “Permitted Transfers”).

3.	Closing.

3.1
Closing.  In the event either (i) Cedarwalk elects to accept the ROFO Offer in accordance with Article 2.5 or (ii) Waldencast elects to accept the ROFR Offer in accordance with Article 2.6, Cedarwalk and Waldencast shall use their respective best efforts to ensure that closing of the ROFO Offer Shares (“Closing”) will take place on a date that is no later than the time period set forth in Article 2.5 or 2.6, as applicable; provided that such applicable period may be extended for up to another sixty (60) days by either Waldencast or Cedarwalk if closing cannot occur due to one or more regulatory approvals not having been issued.  If closing cannot occur notwithstanding such extension, Cedarwalk shall be required to reinitiate the process set forth in Article 2 for any subsequent Transfer of the Equity Securities of such Company.

4.	Sale and Voluntary Liquidation.

4.1
Waldencast Competitor.  Notwithstanding Article 2 hereof, in the event Cedarwalk proposes to Transfer any of the Company Equity Securities to a Waldencast Competitor, Cedarwalk shall be required to seek the prior written consent of Waldencast (such consent may be given or withheld in Waldencast’s reasonable discretion).

4.2
Voluntary Liquidation.  In the event Cedarwalk or any of its Subsidiaries proposes to wind up, liquidate or dissolve one or more of the Companies, Cedarwalk shall provide written notice thereof to Waldencast no later than ninety (90) days prior to the initiation of such winding up, liquidation or dissolution, and Waldencast shall have the right, exercisable within sixty (60) days of receipt of such notice, to purchase each such Company proposed to be wound up liquidated or dissolved at an amount equal to its net asset value as determined by an independent financial expert appointed by Waldencast; provided that if Waldencast offers to acquire any such Companies at its net asset value, Cedarwalk must sell such Company to Waldencast, and Waldencast shall be required to purchase such Company, for an amount equal to such Company’s net asset value.

5.	Governance.

5.1
Board of Directors.  At and following the Closing, for so long as Cedarwalk holds of record or beneficially owns common stock of Waldencast equal to or exceeding the Minimum Ownership Threshold (as defined below), Waldencast will take all necessary action to cause the Board to be comprised one (1) director nominated by Cedarwalk (the “Cedarwalk Director”).  Mr. Simon Dai shall be nominated for election to the Board as the initial Cedarwalk Director and shall be nominated to serve in the class of Waldencast directors having the longest prospective term (i.e., at least three years).  For so long as the Permitted Holders hold of record or beneficially own common stock of Waldencast in an aggregate amount equal to or exceeding the Minimum Ownership Threshold, Waldencast shall cause the Cedarwalk Director to be nominated as a director of Waldencast and Waldencast shall take all action necessary or appropriate to cause the Cedarwalk Director to be nominated for election to the Board and shall use substantially the same efforts to support the Cedarwalk Director’s election to the Board as the other Board nominees.

5.2
Replacement Directors.  If the then current Cedarwalk Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or is otherwise not serving as a director prior to termination of this Agreement, and at such time (A) the Permitted Holders’ aggregate beneficial ownership of Waldencast common stock (which, for purposes of this Agreement, shall be determined under Rule 13d-3 promulgated under the Exchange Act is at least 5.0% of the then-outstanding common stock of Waldencast (the “Minimum Ownership Threshold”)  and (B) Cedarwalk or the Guarantor has not committed a material breach of this Agreement, Cedarwalk shall have the ability to name a replacement director, subject to the approval of the Board of Directors of Waldencast (such approval not to be unreasonably withheld, conditioned or delayed) (any such replacement director shall be referred to as the “Replacement Director”).  Any Replacement Director named by Cedarwalk shall be required to satisfy the guidelines and policies with respect to service on the Board applicable to all non-management directors.  Subject to applicable rules of Nasdaq and the rules and regulations of the SEC, Waldencast shall take all necessary action to nominate or cause the Board to appoint, as applicable, the Replacement Director to the Board and to any applicable committee of the Board of which the Cedarwalk Director was a member of immediately prior to such director’s resignation or removal; provided that such Replacement Director is qualified to serve on any such committee of the Board.  The terms and conditions applicable to the Cedarwalk Director under this Agreement shall apply to any such Replacement Director as if such person were the Cedarwalk Director.

5.3
Indemnification.  Waldencast shall provide each of its directors with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of Waldencast and Waldencast shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any director nominated or appointed pursuant to this Agreement as and to the extent consistent with applicable Law, the Organizational Documents of Waldencast and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits Waldencast to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).  Waldencast shall at all times purchase and maintain directors’ and officers’ liability insurance with liability limits, exclusions and self-retention amounts substantially comparable to those maintained by public companies of a similar size, industry and risk profile as Waldencast.

5.4
Reimbursement of Expenses.  Waldencast shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

6.	Termination.

6.1	Termination Generally. This Agreement shall terminate in its entirety immediately upon the occurrence of any of the following events:

6.1.1	on the date on which this Agreement is terminated by the written agreement of the Parties;

6.1.2
with respect to any Company, on the date on which such Company is wound up, liquidated or dissolved or a Transfer of the Equity Securities of such Company directly or indirectly owned by Waldencast has been effected in accordance with the terms of this Agreement, provided that this Article 6.1.2 shall not apply in the event Waldencast chooses to exercise its right of purchase provided under Article 4.2;

6.1.3	on the date on which Waldencast is wound up, liquidated or dissolved; or

6.1.4	on the date on which a Change of Control shall have occurred.

6.2
Consequences of Termination.  In the event of termination of this Agreement pursuant to this Article 6, this Agreement shall become null and void and have no effect, and the further obligations of the Parties under this Agreement shall terminate, and there will be no liability on the part of any Party; provided that:

6.2.1	Articles 9, 10 and 11 and this Article 6 shall survive any termination of this Agreement; and

6.2.2	no Party shall be relieved or released from any liability arising (i) as a result of a breach occurring at or before termination or (ii) out of fraud.

7.	Guarantee and Covenant to Own Cedarwalk.

7.1
Guarantee.  The Guarantor hereby guarantees as principal obligor to Waldencast the due and punctual payment of all amounts payable by Cedarwalk under this Agreement.  The Guarantor will maintain at all times assets sufficient to satisfy its obligations under this Agreement including in accordance with this Section 7.1.  The obligations of the Guarantor hereunder are unconditional and absolute and will not be released, discharged or otherwise affected by (i) any change in the corporate existence, structure or ownership of Cedarwalk or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Cedarwalk or its assets or any resulting release or discharge of any obligation of Cedarwalk contained in this Agreement; (ii) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Cedarwalk or Waldencast, whether in connection with this Agreement or any unrelated transactions; (iii) any invalidity, irregularity or unenforceability relating to or against Cedarwalk for any reason of this Agreement; (iv) any Permitted Transfers; or (v) any other act or omission to act or delay of any kind by Cedarwalk or Waldencast.

7.2
Covenant to Own Cedarwalk.  Except for (i) Permitted Transfers and (ii) Transfers made in accordance with this Agreement, the Guarantor hereby undertakes to directly or indirectly own and control at least 60% of the outstanding shares of Cedarwalk, to control voting power over all outstanding shares of Cedarwalk and to vote all such shares in a block for so long as this Agreement shall remain effective.

7.3
Non-Disparagement.  Subject to any applicable legal obligation to do so in response to or compliance with a subpoena, a validly issued legal process or a request by a Governmental Authority, each of the Parties covenants and agrees that, during the term of this Agreement, or until such earlier time as Waldencast and the Sponsor, on the one hand, and the Guarantor and Cedarwalk on the other hand, or any of their respective Representatives (as defined below) shall have breached this Article 7.3, none of the Parties nor any of their respective agents, Subsidiaries, Affiliates, successors, assigns, principals, equityholders, officers, employees or directors (collectively, “Representatives”) shall publicly criticize, attempt to discredit, disparage, call into disrepute, or otherwise defame or slander, with respect to Waldencast and the Sponsor, the brands or products, of the Guarantor, Cedarwalk, or their respective Subsidiaries and Affiliates, and with respect to Cedarwalk and the Guarantor, the brands or products of Waldencast, the Sponsor or their respective subsidiaries, except that the Parties may (i) make any factual statement required by law or (ii) respond to any breach by the other Parties of this Article 7.3.

7.4
Non-Solicitation.  During the term of this Agreement, Waldencast and the Sponsor, and their respective Subsidiaries, on the one hand, and the Guarantor and Cedarwalk and their respective Subsidiaries (including the Companies), on the other hand, shall not (i) solicit, induce or attempt to solicit or induce any employee, consultant or independent contractor of the other Parties to leave the employ or engagement of such Parties, or in any way materially interfere with the relationship between such Parties and any employees, consultant or independent contractor thereof, or (ii) hire or engage any person who was an employee, or known by such Person to be a consultant or independent contractor of any of the other Parties at any time during the three (3) month period immediately prior to the date on which such hiring or engagement would take place; provided that the foregoing shall not prohibit soliciting by general advertisements or other general recruitment techniques so long as such advertisements or techniques are not specifically directed at the employees, consultants or independent contractors of such other Party or Parties or any hiring resulting from such general advertisements or recruitment techniques.

8.	Representations and Warranties.

8.1	Representations and Warranties. Each Party severally warrants to each of the other Parties that:

8.1.1	such Party is duly organized and validly existing under the Laws of the jurisdiction of its organization.

8.1.2	such Party has the requisite organizational power and authority to enter into and to perform its obligations under this Agreement.

8.1.3	all organizational actions on the part of such Party necessary for the authorization of this Agreement have been taken.

8.1.4
assuming the due authorization, execution and delivery of this Agreement by the other Parties, this Agreement constitutes legally binding and enforceable obligations of such Party (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws of general application affecting enforcement of creditors’ rights, and (ii) subject to general principles of equity.

8.1.5
the execution, delivery and performance by such Party of this Agreement will not: (i) breach or violate any provision of such Party’s Organizational Documents; (ii) result in a breach or violation of any applicable Law; or (iii) result in a breach of, or constitute a default under, any contract or agreement to which such Party is a party or by which such Party is bound, except in any of the cases under sub-clauses (ii) or (iii) where such breach, violation or default would not materially and adversely affect such Party’s ability to enter into or perform its obligations under this Agreement.

8.1.6
all necessary consents, licenses, approvals or authorizations of, exemptions by or registrations with or declarations by, any Governmental Authority required by such Party for the execution and delivery of this Agreement have been obtained or made, are valid and subsisting and will not be contravened by the execution and delivery of this Agreement.

8.2	Other Guarantor Representations and Warranties.

8.2.1	The Guarantor is a creditworthy entity and has assets sufficient to satisfy its obligations under this Agreement, including in accordance with Section 7.1.

8.2
Governing Law.  This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region, without reference to any choice of law principle or rule that would require the application of the law of any other jurisdiction.

9.	Governing Law; Dispute Resolution.

9.1
Governing Law.  This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region, without reference to any choice of law principle or rule that would require the application of the law of any other jurisdiction.

9.2
Dispute Resolution.  Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it (each, a “Dispute”) that is not resolved by negotiation between the parties shall be submitted to mediation pursuant to the Mediation Rules of the Hong Kong International Arbitration Centre (“HKIAC”).  The submission or reference to mediation does not prevent the parties from seeking any urgent interim measure or urgent relief in any court or before any arbitral tribunal as referred to in clause 7 below.  Any Dispute that is not resolved in writing within 60 days following submission to mediation (and any question of the arbitral tribunal’s jurisdiction) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted (the “Rules”), except as modified herein.

9.3
The seat of arbitration shall be Hong Kong, and the arbitration shall be conducted in the English language.  The arbitration proceedings shall be governed by, and the law of the arbitration clause shall be, Hong Kong law.

9.4
The arbitration shall be conducted by three arbitrators, two of whom who shall be designated by the parties in Notice of Arbitration and the Answer to the Notice of Arbitration.  If there are two or more than two parties to an arbitration, then any of Waldencast or Sponsor that are parties to the arbitration shall designate one arbitrator, and any of Cedarwalk or Guarantor that are parties to the arbitration shall designate one arbitrator.  The two arbitrators so designated shall designate the third and presiding arbitrator within twenty (20) days of the confirmation of the second arbitrator.  Any arbitrator not timely designated as provided herein shall be appointed by HKIAC in accordance with the Rules.

9.5
The parties agree that any claims arising under this Agreement and any of the Obagi China Distribution Agreement, dated as of [_], by and between Obagi Holdings and Cedarwalk; the Transition Services Agreement, dated as of [_], by and between Obagi Cosmeceuticals LLC, a Delaware limited liability company (“Obagi Cosmeceuticals”) Obagi Netherlands B.V., (“Obagi Netherlands”), Obagi Holdings and Obagi Hong Kong (the “TSA”);  the Global Supply Services Agreement dated as of [_] by and between Obagi Cosmeceuticals and Obagi Hong Kong (the “Supply Agreement”); the Intellectual Property License Agreement by and between Obagi Cosmeceuticals, Obagi Holdings and Obagi Hong Kong (the “License Agreement”); and the Letter Agreement dated as of [_] by and between Obagi Holdings, Obagi Cosmeceuticals and Cedarwalk (the “Obagi License Letter Agreement”), can be made in a single arbitration as though all of the claims had arisen under the same agreement.  The parties agree that when two or more arbitrations have been commenced pursuant to this Agreement and any of such agreements referenced in the preceding sentence, they can be consolidated in a single arbitration as though all of the claims in the arbitrations were made under the same arbitration agreement.

9.6
In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement.

9.7
By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings.  With-out prejudice to such provisional remedies that may be granted by a court, the arbitral tribunal shall have full authority to grant provisional reme-dies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.

9.8
The award of the arbitral tribunal shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any disputes presented to the arbitrators.  Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.

9.9
Any arbitration hereunder shall be confidential, and the parties and their agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.

9.10
Notwithstanding any provision of this Agreement or rules of HKIAC to the contrary, each party shall be solely responsible for all costs and expenses of such party (including without limitation attorneys’ and experts’ fees and expenses and costs of investigation)  relating to any mediation or arbitration relating to this Agreement.

10.	Notices.

10.1	Form of Notice. Unless otherwise expressly stated, any notice to be given hereunder shall be in writing and signed by or on behalf of the Person giving it. Any such notice shall be given either:

10.1.1	by email;

10.1.2	by hand delivery; or

10.1.3	by sending it via reputable international courier service to the Party to be served.

10.2	Notice Addresses. The addresses for notices for the Parties are set forth as follows:

If to Waldencast, to

Address:	Waldencast Acquisition Corp. 10 Bank Street, Suite 560, White Plains, NY 10606

Attention:	Tassilo Festetics

Email:	tassilo@waldencast.com

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	Paul T. Schnell Maxim Mayer-Cesiano
Email:	paul.schnell@skadden.com maxim.mayercesiano@skadden.com

If to Sponsor, to

Address:	Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman E9 KY1-1104

Attention:	Emerson Melo

Email:	emersonm@dynamo.com.br

with a copy to (which will not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001
Attention:	Paul T. Schnell Maxim Mayer-Cesiano

Email:	paul.schnell@skadden.com maxim.mayercesiano@skadden.com

If to Cedarwalk, to:

Address:	Cedarwalk Skincare Limited Rm 3001-3010 30/F, China Resource Building 26 Harbour Rd Wanchai, Hong Kong

Attention:	Mr. Simon Dai

Email:	Simon-dsc@hotmail.com

with a copy to (which will not constitute notice):

Nixon Peabody LLP Tower 46 55 West 46th Street New York, New York 10036-4120
Attention:	David Cheng, Esq. Richard F. Langan, Jr., Esq.

Email:	dcheng@nixonpeabody.com rlangan@nixonpeabody.com

If to the Guarantor, to:

Address:	[Name of Guarantor] Rm 3001-3010 30/F, China Resource Building 26 Harbour Rd Wanchai, Hong Kong

Attention:	Mr. Steven Dai

Email:	steve.dai@zhfinh.com

with a copy to (which will not constitute notice):

Nixon Peabody LLP Tower 46 55 West 46th Street New York, New York 10036-4120
Attention:	David Cheng, Esq. Richard F. Langan, Jr., Esq.

Email:	dcheng@nixonpeabody.com rlangan@nixonpeabody.com

Any Party’s address may be changed by such Party by notification to the Company and the other Parties in accordance with this Article 10.  Any notice or communication given by email shall be promptly confirmed by delivery of a copy of such notice or communication by hand or overnight delivery service; provided that for purposes of determining time of receipt of the notice, Article 10.3.1 shall apply.

10.3	Service of Notice. Any notice given pursuant to:

10.3.1
Article 10.1.1 shall be deemed to be given at the time the email containing or attaching the notice was sent to the email address referred to in Article 10.2, as recorded on the email account on the sender’s machine; provided that (i) if such time shall not be during a Business Day or is after 5:30 p.m. on a Business Day (addressee’s local time), such notice shall be deemed to be given at 9:00 a.m. (addressee’s local time) on the next following Business Day and (ii) receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient; and

10.3.2
Article 10.1.2 or Article 10.1.3 shall be deemed to be given at the time of delivery (with proof of receipt), unless such time shall not be during a Business Day or is after 5:30 p.m. on a Business Day (addressee’s local time), in which event it shall be deemed to be given at 9:00 a.m. (addressee’s local time) on the next following Business Day.

11.	Miscellaneous.

11.1
Entire Agreement.  This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter of this Agreement.

11.2
Specific Performance.  The Parties hereby acknowledge and agree that the failure of a Party to perform its agreements and covenants hereunder may cause irreparable injury to the other Parties, for which damages alone, even if available, will not be an adequate remedy.  Accordingly, each Party hereby consents that, notwithstanding Article 9.2, the Parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief from any court or tribunal of competent jurisdiction for any threatened or actual breach of the terms of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such Party’s obligations, this being in addition to and without prejudice to any other rights or remedies to which any Party is entitled under this Agreement.  The Parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that, such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity.

11.3
No Assignments Generally.  Except in connection with Permitted Transfers, no Party may assign the benefit of this Agreement (in whole or in part) or transfer, declare a trust over or otherwise dispose of in any manner whatsoever its rights or obligations under this Agreement or subcontract or delegate in any manner whatsoever its performance under this Agreement (each of the above, a “dealing”) without the prior written consent of the other Parties.  Except as expressly permitted by this Article 11.3, any dealing or purported dealing with respect to the whole or any part of this Agreement shall be void.

11.4
Amendments and Waivers.  No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.  Any amendment, termination or waiver of any term of this Agreement effected in accordance with this Article 11.4 shall be binding upon each of the Parties hereto and their respective successors and assigns.

11.5	Remedies and Waivers.

11.5.1	No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

11.5.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

11.5.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

11.5.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

11.5.5
Without prejudice to any other rights or remedies that a Party may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement and that the remedies of injunction, specific performance and other equitable remedies will be available where appropriate.

11.6
Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument.  Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.7
Severability and Validity.  If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all reasonable endeavors to replace such provision with one having an effect as close as possible to the deficient provision.  The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

11.8
Costs and Expenses.  Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs, charges and expenses (including legal fees) in relation to the negotiation, preparation, execution and implementation of this Agreement and all other documents mentioned herein.

11.9
Third Parties.  This Agreement is binding upon, inures to the benefit of and is enforceable by, the Parties and their respective successors and assigns.  A Person who is not a Party to this Agreement shall have no right under this Agreement to enforce any of the terms of this Agreement.  The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other Person.

11.10
Further Assurance.  Each of the Parties severally undertakes that it shall take all reasonable steps within their powers to perform or procure the performance of all such acts and execute and deliver or procure the execution and delivery of all such documents (in each case at its own expense), as may be required by applicable Law or as any other Party may reasonably require in order to secure to the other Parties the full benefit of this Agreement.

11.11
Designee.  Where Waldencast has the right to designate a designee under this Agreement, it may designate any of its controlled Affiliates (a “Permitted Designee”) as its designee to accept or exercise the applicable right or power hereunder for such designee’s own account; provided, however, that no such designation shall relieve Waldencast of any of its obligations under this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Waldencast Acquisition Corp.

By:
	Name:	[●]
	Title:	[●]

Waldencast Long-Term Capital LLC

By:
	Name:	[●]
	Title:	[●]

Cedarwalk Skincare Ltd.

By:
	Name:	[●]
	Title:	[●]

[The Guarantor]

By:
	Name:	[●]
	Title:	[●]